Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release:

Contact: John Daniel

Wednesday, February 27, 2008

(713) 651-4300

KEY ENERGY ANNOUNCES DECEMBER QUARTERLY AND YEAR END RESULTS,

EXPANSION IN MEXICO, AND SHARE BUYBACK PROGRAM RESULTS

HOUSTON, TX, February 27, 2008 — Key Energy Services, Inc. (NYSE: KEG) announced its results for the quarter and year ended December 31, 2007.  The Company also announced that it is expanding its operations in Mexico and provided an update on its share repurchase program.  The Company’s earnings conference call will be held tomorrow at 11:00a.m. EST.  In addition, the Company will host its 2008 Analyst Day on March 3, 2008 at which time it will provide quarterly and annual guidance.

Fourth Quarter and Full-Year Results

Quarterly Results

Revenue for the quarter ended December 31, 2007 totaled $428.6 million, compared with revenue of $408.6 million for the quarter ended December 31, 2006.   Net income for the quarter was $33.1 million.  Excluding the impact of costs associated with the Company’s November 2007 debt refinancing, earnings per fully diluted share for the quarter ended December 31, 2007 totaled $0.30 compared to $0.31 for the quarter ended December 31, 2006.  Including debt refinancing costs equal to $0.05 per share, which includes the write-off of debt issue costs and the termination of two interest rate swaps, earnings per fully diluted share for the quarter ended December 31, 2007 totaled $0.25.

The quarter-over-quarter increase in total revenue is the result of acquisitions made during the December 2007 quarter, increased contribution from the Company’s cased-hole electric wireline business, growth in the Company’s pressure pumping fleet, recognition of approximately $4.2 million in delayed billing associated with one of the Company’s Argentine customers and revenue from the Company’s Mexico operation.  These items more than offset the impact of lower rig hours and lower pricing in the Company’s pressure pumping segment, which collectively, are the result of increased competition associated with the additional supply of equipment.

1301 McKinney Street, Suite 1800, Houston, TX 77010

The consolidated gross margin for the Company totaled 40.6% for the December 2007 quarter, compared to 40.1% for the December 2006 quarter.  Adjusted EBITDA for the December 2007 quarter totaled $108.7 million, compared to $110.6 million for the December 2006 quarter (see reconciliation of net income to Adjusted EBITDA below).

Quarterly operational activity data is provided in the table below.

	For the quarter ending
	December 31, 2007	September 30, 2007	December 31, 2006
Rig Hours	614,400	597,600	638,000

Trucking Hours	583,200	570,400	578,500

Frac Jobs	606	535	428

Full-Year Results

Revenue for the year ended December 31, 2007 was a new record for the Company, totaling $1,662.0 million, compared with revenue of $1,546.2 million for the year ended December 31, 2006.   Net income for the year was $169.3 million.  The consolidated gross margin for the Company totaled 40.7% for the year, compared to 40.5% in 2006 while Adjusted EBITDA for 2007 was a record, totaling $446.1 million, compared to $430.0 million in 2006.  Excluding the impact of costs associated with the Company’s November 2007 debt refinancing, earnings per fully diluted share for the year ended December 31, 2007 totaled $1.32 compared to $1.28 for the year ended December 31, 2006.  Including debt refinancing costs equal to $0.05 per share, which includes the write-off of debt issue costs and the termination of two interest rate swaps, earnings per fully diluted share for the year ended December 31, 2007 totaled $1.27.  The year-over-year improvements in revenue and earnings, exclusive of the previously mentioned debt refinancing costs, are attributable to growth in pressure pumping and cased-hole electric wireline, acquisitions made during the fourth quarter, and our entry into Mexico.

Commenting on the quarterly and year-end results, Dick Alario, Chairman and CEO, stated, “We are pleased to report a very good quarter and an excellent year.  For the year, revenue and Adjusted EBITDA were both records. We finished 2007 with our best safety performance ever; we reduced our employee turnover rates by nearly 9%; we refinanced our balance sheet and commenced our share repurchase program; we expanded our contract with Pemex; we achieved timely financial reporting and were re-listed on the New York Stock Exchange; and we completed three strategic acquisitions.”

Mr. Alario continued, “Our outlook for 2008 remains positive.  Commodity prices continue to be robust which we believe will result in our customers spending more in 2008 than in 2007.  With signs that new equipment additions are slowing, we believe that our activity levels will improve as growing demand offsets the capacity growth.”

Mexico Contract Expansion

In February 2007, the Company signed a 22-month $45.8 million contract with Pemex to supply three well service rigs with the KeyView® system and to install two KeyView® system units on Pemex owned and operated rigs.  Pemex has formally notified the Company that it requests eight additional well service rigs equipped with KeyView® systems and 3 additional KeyView® units for use on Pemex rigs.  Pemex has also increased the size of Key’s contract by an additional $9 million.  The Company has committed to provide six of the eight requested rigs, and this equipment is expected to commence working beginning early in the second quarter.  The Company is in negotiations for the two remaining rigs and in the coming weeks, hopes to reach an agreement to commit those as well.

Commenting on the Mexico project, Dick Alario, stated, “We are excited that Pemex recognizes the value and efficiency of our proprietary technology and we look forward to meeting their new requests.  Already, we have had discussions about other services that Key can provide, and we believe that additional rig and KeyView® system unit requests could materialize later this year, setting the stage for additional growth in 2009.”

2008 Analyst Day

The Company intends to provide quarterly and annual guidance at its Analyst Day, which will be held on Monday, March 3, 2008.  The management presentation, which is expected to begin at 1:00pm ET, will be webcast and the slides detailing the outlook will be posted to the Company’s website the morning of March 3, 2008.  To access the webcast, go to www.keyenergy.com and select “Investor Relations.”

Share Repurchase Program

Through February 26, 2008, the Company has repurchased 5,673,596 shares of its common stock, with a total investment of approximately $73.8 million.  The Company is authorized to repurchase up to $300.0 million of its common stock on or before March 31, 2009.

Commenting on the share repurchase program, Bill Austin, Key’s Chief Financial Officer, stated, “We are pleased to return capital to our shareholders via our share repurchase program.  Our ability to generate positive free cash flow, combined with our strong balance sheet, should provide us the resources to continue this repurchase program.”

Conference Call

The Company will hold an investor conference call tomorrow at 11:00 am ET. To access the call, which is open to the public, please call the conference call operator at the following number: (888) 794-4637 and ask for the “Key Energy Conference Call.” International callers should dial (706) 679-7045. The conference call will also be available on the web. To access the webcast, go to www.keyenergy.com and select “Investor Relations.” A replay of the conference call will be available tomorrow afternoon beginning at 3:00 pm ET and will be available for one week. To access the replay, please call (800) 642-1687.  The access code for the replay is 31843377.

	Three Months Ended		Twelve Months Ended
	December 31, (Unaudited)		December 31, (Unaudited)
(Thousands, except per share data)	2007	2006	2007	2006

REVENUES:
Well servicing	$333,506	$316,265	$1,264,797	$1,201,228
Pressure pumping	70,871	66,454	299,348	247,489
Fishing and rental	24,238	25,864	97,867	97,460
TOTAL REVENUES	428,615	408,583	1,662,012	1,546,177
COSTS AND EXPENSES:
Well servicing	192,711	189,006	738,694	725,008
Pressure pumping	46,345	40,613	189,645	138,377
Fishing and rental	15,341	14,899	57,275	57,217
Depreciation and amortization	38,140	40,081	129,623	126,011
General and administrative	65,609	53,485	230,396	195,527
Interest expense, net of amounts capitalized	9,976	9,910	36,207	38,927
Loss on early extinguishment of debt	9,557	—	9,557	—
Loss (gain) on sale of assets, net	(193)	(1,262)	1,752	(4,323)
Interest income	(1,041)	(1,706)	(6,630)	(5,574)
Other, net	(827)	249	(447)	527
TOTAL COSTS AND EXPENSES, NET	375,618	345,275	1,386,072	1,271,697
Income before income taxes	52,997	63,308	275,940	274,480
Income tax expense	(19,993)	(22,805)	(106,768)	(103,447)
Minority interest	63	—	117	—
NET INCOME	$33,067	$40,503	$169,289	$171,033

EARNINGS PER SHARE:
Net income
Basic	$0.25	$0.31	$1.29	$1.30
Diluted	$0.25	$0.31	$1.27	$1.28

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	131,476	131,361	131,194	131,332
Diluted	133,320	132,566	133,551	134,064

	December 31, 2007	December 31, 2006
Select Balance Sheet Data:	(In thousands — Unaudited)	(In thousands — Unaudited)

Current Assets:

Cash and cash equivalents	$58,503	$88,375

Short term investments	276	61,767

Accounts receivable, net of allowance for doubtful accounts	343,408	272,382

Other current assets	85,678	66,082
TOTAL CURRENT ASSETS	$487,865	$488,606

Current Liabilities:

Accounts payable	$35,159	$15,294

Accrued liabilities	187,259	192,100

Current portion of long-term debt and capital lease obligations	12,379	15,714
TOTAL CURRENT LIABILITIES	$234,797	$223,108

Long-term debt, less current portion	$475,000	$392,000

Capital lease obligations, less current portion	16,114	14,080

Notes payable - related parties, less current	20,500	—

Non-current accrued expenses	223,417	181,699

Minority interest	251	—

Stockholder’s Equity	$888,998	$730,511

	Year Ended	Year Ended
	December 31, 2007	December 31, 2006
Select Cash Flow Data:	(In thousands — Unaudited)	(In thousands — Unaudited)

Net cash provided by operating activities	$249,919	$258,724

Net cash used in investing activities	(302,847)	(245,647)

Net cash provided by (used in) financing activities	23,240	(18,634)

Effect of exchange rates on cash	(184)	(238)

Net (decrease) increase in cash and cash equivalents	(29,872)	(5,795)

Cash and cash equivalents, beginning of period	88,375	94,170

Cash and cash equivalents, end of period	$58,503	$88,375

Marketable securities	$276	$61,767

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

SUPPLEMENTAL DATA	Three Months Ended		Twelve Months Ended
Reconciliation of Net Income to Adjusted EBITDA	December 31,		December 31,
(In thousands - Unaudited)	2007	2006	2007	2006

Net Income	$33,067	$40,503	$169,289	$171,033
Income tax expense	19,993	22,805	106,768	103,447
Loss on early extinguishment of debt	9,557	—	9,557	—
Loss (Gain) on sale of assets	(193)	(1,262)	1,752	(4,323)
Other expense (income), net	(827)	249	(447)	527
Interest income	(1,041)	(1,706)	(6,630)	(5,574)
Interest expense	9,976	9,910	36,207	38,927
Depreciation and amortization expense	38,140	40,081	129,623	126,011
Adjusted EBITDA	$108,672	$110,580	$446,119	$430,048

“Adjusted EBITDA” is defined as net income before interest, taxes, depreciation and amortization, other expense (income), net, losses on early extinguishment of debt and losses (gains) on sale of assets.  Management does not include loss on early extinguishment of debt, loss (gain) on sale of assets and other expense (income), net, in its calculations of Adjusted EBITDA, as it believes that they are either non-recurring or not representative of our core operations.  Loss on early extinguishment of debt is a non-cash charge consisting of writeoffs of deferred debt issues costs that resulted from the refinancing of the Company’s long-term indebtedness; management believes it shouldbe treated the same as interest in calculating Adjusted EBITDA.  Other expense (income), net generally represents our minority investment in IROC Energy Services, Corp.  As a minority shareholder in IROC, we cannot directly impact the performance of that investment.  Further, management believes that most investors exclude loss (gain) on sale of assets, net from customary EBITDA calculations as that item is often viewed as non-recurring and not reflective of ongoing financial performance.

Adjusted EBITDA is a non-GAAP measure that is used as a supplemental financial measure by our management and directors and by external users of our financial statements, such as investors, to assess:

•                  The financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•                  The ability of our assets to generate cash sufficient to pay interest on our indebtedness; and

•                  Our operating performance and return on invested capital as compared to those of other companies in the well services industry, without regard to financing methods and capital structure.

Adjusted EBITDA has limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies.  Limitations to using Adjusted EBITDA as an analytical tool include:

•                  Adjusted EBITDA does not reflect our current or future requirements for capital expenditures or capital commitments;

•                  Adjusted EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on our debt;

•                  Adjusted EBITDA does not reflect income taxes;

•                  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•                  Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

SUPPLEMENTAL DATA — (unaudited)	Three Months Ended			Twelve Months Ended
Reconciliation of Earnings Per Share to	December 31,			December 31,
Earnings Excluding Debt Refinancing Costs Per Share	2007		2006	2007		2006

Diluted Earnings Per Share	$0.25		$0.31	$1.27		$1.28
Diluted Debt Refinancing Costs Per Share	$0.05	(a)	—	$0.05	(a)	—
Diluted Earnings Excluding Debt Refinancing Costs Per Share	$0.30		$0.31	$1.32		$1.28

Note (a): This amount represents costs associated with the Company’s November 2007 debt refinancing consisting of the following (in thousands):

Interest expense, termination of interest rate swaps	$2,261
Loss on early extinguishment of debt	$9,557
Income tax expense	$(4,573)
Total debt refinancing costs, net of tax	$7,245

Divided by weighted average diluted shares outstanding (in thousands) for the three months and twelve months ended December 31, 2007 of 133,320 and 133,551, respectively.

As noted above, the termination of interest rate swaps and loss on early extinguishment of debt are non-cash items related to the Company’s 2007 debt refinancing.  Management believes that excluding these items from earnings per share calculations for the fourth quarter and full-year 2007 provides useful information to investors because it enhances comparability of earnings per share between periods.

SUPPLEMENTAL DATA (in thousands - unaudited)	Twelve Months Ended
Reconciliations of Net Funded Debt to Total Capitalization	December 31,
and Net Funded Debt to Adjusted EBITDA	2007		2006

Total Funded Debt:
Current portion of long term debt, capitalized leases, and due to related parties	$12,379		$15,714
Long term debt, net of current	475,000		392,000
Capitalized leases, net of current	16,114		14,080
Due to related parties, net of current	20,500		—
Total Funded Debt	$523,993		$421,794
Less: Cash and cash equivalents	58,503		88,375
Less: Short term investments	276		61,767
Net Funded Debt	$465,214		$271,652

Total Capitalization:
Net Funded Debt	$465,214		$271,652
Stockholders’ Equity	888,998		730,511
Total Capitalization	$1,354,212		$1,002,163

Net Funded Debt / Total Capitalization	34.4%		27.1%

Net Funded Debt / Adjusted EBITDA	1.04	x	0.63	x

Net Funded Debt to Total Capitalization:  Net funded debt to total capitalization is a non-GAAP financial measure that represents total debt (including capitalized leases and notes to related parties) less cash and cash equivalents divided by total capitalization, which consists of total debt (including capitalized leases and notes payable to related parties) less cash and cash equivalents plus stockholders’ equity.  Management considers net funded debt to total capitalization to be a measure of liquidity and believes that it is a more useful measure than total debt to total capitalization since cash and cash equivalents can be used to retire outstanding indebtedness.

Net Funded Debt to Adjusted EBITDA: Net funded debt to Adjusted EBITDA is a non-GAAP financial measure that represents total debt (including capitalized leases and notes payable to related parties) less cash and cash equivalents divided by Adjusted EBITDA (defined above).  Management considers Net funded debt to Adjusted EBITDA to be a measure of financial leverage and believes that it is a more useful measure than total debt to Adjusted EBITDA since cash and cash equivalents can be used to retire outstanding indebtedness.

Key Energy Services, Inc. is the world’s largest rig-based well service company.  The Company provides oilfield services including well servicing, pressure pumping, fishing and rental tools, electric wireline and other oilfield services.  The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina and Mexico.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management.  Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects,” “believes,” “anticipates” and similar phrases.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: risks that the Company will be unable to complete its new capital investment plan, including that it will be unable to identify or complete acquisitions and that it will be unable to integrate acquired operations; risks affecting the ability of the Company to maintain or improve operations, including the ability to maintain price increases, the impact of new rigs coming into the market and weather risk; and risks that the Company will be unable to achieve budgeted financial targets or cost reductions; factors affecting the Company’s stock repurchase program, including, among others, the market price of the company’s stock prevailing from time to time, the nature of other investment opportunities presented to the company from time to time, the company’s cash flows from operations, and general economic conditions; and risks affecting activity levels for rig hours including the risk that commodity prices decline or the risk that capital budgets from the Company’s customers decrease.  Readers should also refer to the section entitled “Risk Factors” in the 2006 Annual Report on Form 10-K filed August 13, 2007 for a discussion of risks to which the Company is subject.  Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission